CERTAIN IDENTIFIED INFOMRATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Asset Purchase Agreement

THIS AGREEMENT is dated as of September 30, 2025 and is made by and between:

SHANGHAI JIHAOHE INFORMATION TECHNOLOGY CO., LTD., a Chinese company with a business address at No. 7, Lane 270, Maotai Road, Changing District, Shanghai, People’s Republic of China

(the “Seller”)

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FINGERMOTION, INC., a Delaware company with a business address at 111 Somerset Road, Level 3, Singapore 238164

(the “Parent”)

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SHANGHAI JIUGE BUSINESS MANAGEMENT CO., LTD., a Chinese company with its registered office at Room 901-902, No. 1027, Changning Road, Changing District, Shanghai, People’s Republic of China, 200050

(the “Buyer”)

Recitals

A.       The Seller is the owner of a consumer software application and platform named “Da Ge” which facilitates connections between users and a diverse range of service providers across various industries. It provides a user-friendly user interface that allows for easy navigation and efficient service handling, backed by a robust system that ensures all service providers are thoroughly vetted for quality and dependability. This platform is tailored to adapt to user preferences, offering personalized recommendations that improve service satisfaction and user experience. (the “Purchased Assets, as further defined in Section 1.1(19)).

B.       The Parent is a mobile services and data technology company with a core competency in mobile payment and recharge platform solutions (the “Parent’s Business”).

C.       The Buyer is a wholly owned subsidiary of the Parent.

D.       The Seller wishes to sell, and the Buyer wishes to purchase, all of the right, interest and title in, to and associated with the Purchased Assets, on the terms and conditions described herein.

ASSET PURCHASE AGREEMENT

FOR VALUE RECEIVED, the Parties agree as follows:

Article 1 – Interpretation

Section 1.1 Definitions

In this Agreement, in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

(1)       “Agreement” means this agreement, and all exhibits and schedules appended thereto, as it or they may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

(2)       “Business Day” means any day except Saturday, Sunday or any statutory holiday in the Province of British Columbia, Canada.

(3)       “Buyer Group” means, collectively, the Buyer and the Parent, and references to a “Buyer Group member” shall mean either one of them.

(4)       “Confidential Information” means any information relating to the Purchased Assets, including confidential business and technical information, whether communicated in written form, orally, visually, demonstratively, technically or by any other electronic form or other media, or committed to memory, and whether or not designated, marked, labelled or identified as confidential or proprietary, but excluding information which was available to or known by the public before the Closing Date, other than as a result of improper disclosure or acquiescence of disclosure by the Seller.

(5)       “Confirmation of Assignment” means a confirmation of assignment of intellectual property document that is suitable for filing with the China National Intellectual Property Administration, United States Patent and Trademark Office, the Canadian Intellectual Property Office, and similar governmental agencies, as applicable, for the purposes of showing that the rights, title and interest in and to certain intellectual property assets have been transferred or assigned from one party to another party.

(6)       “Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind.

(7)       “Disclosure Letter” means the Disclosure Letter issued by the Seller to each member of the Buyer Group.

(8)       “Indemnified Party” means a Party who makes a claim for indemnification under this Agreement pursuant to Article 8 of this Agreement.

(9)       “Indemnifying Party” means a Party against which a claim may be made for indemnification under this Agreement pursuant to Article 8 of this Agreement.

(10)       “Indemnified Taxes” means (i) any liability of the Seller for Taxes (including any Taxes of the Seller for which the Buyer may have liability under any jurisdiction’s successor liability rules), and (ii) any Taxes related to the Seller’s Business or the Purchased Assets imposed with respect to any taxable period (or portion thereof) ending on or before the Closing Date.

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(11)	“Intellectual Property” means all:

(a)	trademarks, design marks, logos, service marks, certification marks, official marks, trade names, business names, corporate names, trade dress, distinguishing guises, slogans, meta tags, keywords, adwords and other characters, brand elements or other distinguishing features used in association with wares or services, whether or not registered or the subject of an application for registration and whether or not registrable, and associated goodwill;

(b)	inventions, arts, processes, machines, articles of manufacture, compositions of matter, business methods, formulae, developments and improvements, whether or not patented or the subject of an application for patent and whether or not patentable, methods and processes for making any of them, and related documentation (whether in written or electronic form) and know-how;

(c)	software in source code or object code form, documentation, literary works, artistic works, pictorial works, graphic works, musical works, dramatic works, audio visual works, performances, sound recordings and signals, including their content, and any compilations of any of them, whether or not registered or the subject of an application for registration, or capable of being registered;

(d)	copyrights, copyrights registrations and applications therefor, moral rights, and all other rights corresponding thereto (including mask works and integrated circuit topographies);

(e)	domain names, whether registered primary domain names or secondary or other higher level domain names;

(f)	industrial designs and all variants of industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable; and

(g)	trade secrets, technical expertise, and research data and other confidential information relating to goods and services,

which is set out in Section 4.1(g) of the Seller’s Disclosure Letter, all of which is owned by the Seller prior to Closing, and any goodwill and intangible asset associated with the foregoing, all of which will be assigned to the Buyer pursuant to this Agreement.

(12)       “Interim Period” means the period, if any, commencing on the date of this Agreement and ending on the Closing Date. For the avoidance of doubt, the Parties anticipate that the closing of the transaction contemplated herein shall occur concurrently and therefore the Closing Date and the effective date of this Agreement shall be the same date.

(13)       “Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, punitive damages, fines, penalties and reasonable professional fees and disbursements.

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(14)       “Open Source Materials” means all software, documentation or other material that is distributed as “free software,” “open source software”, or under any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third-parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any intellectual property through any means, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

(15)       “Outside Date” means July 30, 2025.

(16)       “Parties” means the Seller and each member of the Buyer Group collectively, and “Party” means any of them as relevant to the context.

(17)       “Party’s Confidential Information” means any information that has been or will be made available directly or indirectly by a disclosing Party to a receiving Party in connection with this Agreement and the contemplated transaction that is marked or otherwise communicated at or before the time of disclosure to be confidential, or whose nature is such that a recipient of it would reasonably consider it to be confidential, including but not limited to business plans and proposals, product development details, methodologies, application solutions, software specifications, software code, costing and financial information, personal data and all information relating to a disclosing Party’s clients, subcontractors and suppliers.

(18)       “Person” is broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust association, unincorporated organization, the executors, administrators or other legal representatives of an individual or any other entity recognized by law.

(19)       “Purchased Assets” means the assets of the Seller set out in Section 1.1(19) of the Seller’s Disclosure Letter, and for greater certainty includes the Intellectual Property.

(20)       “Regulation S Investment Agreement” means the agreements, representations and warranties of the Seller in connection with the issuance of the Parent Shares to the Seller.

(21)       “Seller’s Business” means the business of the Seller related to the development of software applications and platforms across various industries and sectors, using a team of software developers with all appropriate skills, experience, qualifications and knowledge specializing in technology development, technical consulting, and customer solutions to the extent attributed or attributable to the Purchased Assets.

(22)       “Tax” or “Taxes” includes all present and future taxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any governmental authority, including income, capital, withholding, consumption, sales, use, transfer, goods and services, harmonized sales or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, and other assessments or similar charges in the nature of a tax including pension plan contributions, employment insurance and unemployment insurance premiums and workers compensation premiums, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection or non-payment of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges, whether disputed or not.

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(23)       “Tax Returns” means returns, declarations, elections, filings, forms, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information), and including any amendment thereof, filed or required to be filed with any governmental authority in connection with the determination, assessment, reassessment, or collection of Taxes of any Person or the administration of any applicable law relating to any Taxes.

(24)       “Transaction Documents” means the following Agreements:

(a)	a general assignment and bill of sale from the Seller to the Buyer substantially in the form provided in Exhibit A of this Agreement;

(b)	the Confirmation of Assignment substantially in the form provided in Exhibit B of this Agreement; and

(c)	the Regulation S Investment Agreement in the form provided in Exhibit C of this Agreement.

Section 1.2 Certain Rules of Interpretation

(1)       In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

(2)       The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(3)       References in this Agreement to an Article or Section are to be construed as references to an Article or Section of this Agreement unless otherwise specified.

(4)       Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

(5)       Unless otherwise specified, any reference to “$” or “Dollars” shall be to lawful currency of the United States.

(6)       Any statement in this Agreement expressed to be made to the knowledge of the Seller, Buyer or Parent, as applicable, shall, unless otherwise specified, be understood to be made on the basis of the actual knowledge of the Chief Financial Officer in respect of the Buyer Group and legal owner or other legal representative in respect of the Seller, as applicable, of the relevant subject matter or on the basis of such knowledge of the relevant subject matter as such Person would have had if such Person had properly discharged their duties in their respective roles with the Buyer Group or the Seller, as applicable.

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(7)	Exhibits and Disclosure Letter.

(a)	The exhibits attached to this Agreement and the Disclosure Letter form an integral part of this Agreement for all purposes hereof.

(b)	The Disclosure Letter itself, the exhibits and all information contained therein is Confidential Information and may not be disclosed save as permitted under Section 5.8 of this Agreement.

(c)	The inclusion of information in the Disclosure Letter shall not constitute or imply a standard of materiality and shall not be deemed to constitute an agreement of the Parties as to what is material.

(d)	The headings, if any, of the individual sections of the Disclosure Letter are inserted for convenience only and will not constitute a part thereof or a part of this Agreement. The Disclosure Letter is arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Letter will be deemed adequately disclosed and incorporated by reference in any other section of the Disclosure Letter, as applicable, as though fully set forth in such section of the Disclosure Letter for which applicability of such information and disclosure is readily apparent on its face (without investigation or reference to underlying documentation) so as to make reasonably clear that such information and disclosure is applicable to such other section of the Disclosure Letter, notwithstanding the absence of a cross reference contained therein.

(e)	The information and statements contained in the Disclosure Letter are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of the Seller except as and to the extent provided in the text of this Agreement.

Article 2 – PURCHASE AND SALE

Section 2.1 Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey, grant and deliver to the Buyer the Purchased Assets, and the Buyer shall acquire and accept from the Seller, effective as of and from the Closing Date, all of the Seller’s right, title, interest, property and benefit in and to the Purchased Assets, free and clear of all Encumbrances.

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Section 2.2 Purchase Price

The consideration for the purchase and sale of the Purchased Assets pursuant to Section 2.1 is the issuance of 1,500,000 shares of common stock of the Parent (the “Parent Shares”) (the “Consideration”).

Section 2.3 No Further Consideration

The Seller acknowledges and agrees that the Consideration represents the entire consideration of the Buyer payable to the Seller in connection with the purchase and sale of the Purchased Assets.

Section 2.4 Transfer Taxes

The Parties agree that the Consideration is inclusive of any applicable sales or value-added Taxes, if any.

Section 2.5 Allocation of Purchase Price

The Buyer Group and the Seller agree to allocate the Consideration among the Purchased Assets for all purposes (including Tax and financial accounting) as agreed by their respective external accountants negotiating in good faith on their behalf. Buyer Group and Seller shall file all Tax Returns (including amended returns and claims for refunds) and elections required or desirable under the applicable tax legislation that applies to the transfer of the Assets in a manner consistent with such allocation. In the event that the Seller and Buyer Group fail to agree to such an allocation, each Party shall be free to make its own allocation, acting reasonably.

Article 3 - Closing

Section 3.1 Closing

Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically no later than two (2) Business Days following the satisfaction or waiver of all of the conditions to Closing set forth in Article 6 (other than those conditions that, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Parties may mutually agree. The date on which Closing occurs shall be referred to as the “Closing Date”.

Section 3.2 Seller’s Deliveries

On or before the Closing Date, the Seller shall have delivered or will cause to be delivered to the Buyer:

(a)	all transfer and assignment documentation signed by the Seller and in a form and in content that is satisfactory to the Buyer Group’s counsel, appropriate to effectively vest good and marketable title to the Purchased Assets in the Buyer to the extent contemplated by this Agreement, and immediately registrable in all places where registration of such instruments is required;

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(b)	possession of the Purchased Assets, to the extent applicable;

(c)	evidence reasonably satisfactory to the Buyer Group that all necessary corporate action, including shareholder approval, if applicable, has been duly taken to approve this Agreement and the completion of the transactions contemplated by this Agreement;

(d)	the Disclosure Letter of the Seller;

(e)	the Regulation S Investment Agreement completed and signed by the Seller; and

(f)	any other documentation and instruments as reasonably requested by the Buyer Group as necessary to effect the transactions contemplated hereby.

Section 3.3 Parent’s Deliveries

On or before the Closing Date, the Parent, for itself and on behalf of the Buyer, as applicable, shall have delivered or will cause to be delivered to the Seller:

(a)	the Parent Shares registered in the name of the Seller in book entry form unless the Seller requires a physical certificate for the Parent Shares;

(b)	resolutions of the directors of each Buyer Group, as applicable, authorizing:

(i)	the entering into this Agreement the transactions contemplated therein;

(ii)	any related documents and ancillary agreements; and

(iii)	issuance of the Parent Shares; and

(c)	any other documentation and instruments as reasonably requested by the Seller as necessary to effect the transactions contemplated hereby.

Section 3.4 Parties’ Joint Deliveries

On or before the Closing Date, the Parties shall sign and exchange signed copies of the Transaction Documents.

Article 4 – REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1 Representations and Covenants of the Seller

The Seller hereby represents, warrants and covenants, as applicable, to the Buyer, as of the date hereof, as follows and acknowledges that the Buyer is relying on the following representations, warranties and covenants in connection with the purchase of the Purchased Assets:

(a)	The Seller has full right, power and authority to enter into this Agreement and any other agreements, instruments, certificates and documents entered into by the Seller in connection with this Agreement or the transactions contemplated herein, and to consummate the transactions contemplated herein.

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(b)	The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Seller pursuant to this Agreement, and the completion and performance of the transactions and obligations contemplated by, or contained in, this Agreement, have been duly authorized by all necessary corporate action on the part of the Seller, and this Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

(c)	No Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, or by any pre-emptive or other contractual right) capable of becoming an agreement, option or commitment for the purchase or other acquisition from the Seller of any of the Purchased Assets.

(d)	Except as disclosed in Section 4.1(d) of the Disclosure Letter, the Seller is under no obligation, contractual or otherwise, to request or obtain any consent or regulatory approval or to give any notice to any governmental authority or other Person:

(i)	by virtue of or in connection with the execution, delivery or performance by the Seller of this Agreement or the completion of the transactions contemplated hereby;

(ii)	to avoid the violation, breach or termination of, or any default under, or the creation of any Encumbrance on the Purchased Assets under the terms of, any applicable law; or

(iii)	to avoid the violation, breach or termination of, or any default under, or the creation of any Encumbrance under the terms of, any applicable law.

(e)	The Seller has entered into enforceable confidentiality agreements with all applicable employees and contractors, true and complete copies of which have been provided to the Buyer, that protect the Confidential Information and the Intellectual Property.

(f)	The Seller has the sole right of all title and interest, legal or beneficial, in the Purchased Assets free and clear of any Encumbrances. For greater clarity, the Seller owns, free and clear of all Encumbrances, or has valid and enforceable rights to use, all Intellectual Property. Such Intellectual Property constitutes all of the intellectual property necessary for the conduct of the Seller’s Business as currently conducted.

(g)	Section 4.1(g) of the Disclosure Letter sets forth a true and complete and accurate list of: (i) all registered Intellectual Property or applications therefor in the name of the Seller or of which the Seller is the owner and being transferred to the Buyer pursuant to this Agreement, (ii) all unregistered Intellectual Property being transferred to the Buyer pursuant to this Agreement, (iii) all licenses and sublicenses granted to the Seller by a third party (excluding commercially available (on reasonable terms), off the shelf, clickwrap or shrink wrap licenses for software in which the Seller is the licensee and the license fee is less than $1,000) being transferred to the Buyer pursuant to this Agreement.

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(h)	Except as disclosed in Section 4.1(h) of the Disclosure Letter, the Seller has taken all reasonably necessary action to maintain and protect (i) the rights of the Seller relating to the Intellectual Property, and (ii) the secrecy, confidentiality, value and the rights in the trade secrets of the Seller. Except as disclosed in Section 4.1(h) of the Disclosure Letter, the Seller has paid all fees and made all maintenance filings which have heretofore become due to any government authority with respect to the Intellectual Property.

(i)	None of the Purchased Assets nor the use thereof infringe, misappropriate or otherwise violate or conflict with any intellectual property or proprietary right of any other person. The Seller has not received any notice, complaint, threat or claim alleging infringement or misappropriation of any intellectual property or proprietary right of any other person. No Person has challenged or threatened to challenge the validity, enforceability or registrability of any Intellectual Property or the rights of the Seller to any of the Purchased Assets. Without limiting the foregoing, the Seller has not accepted any offers or invitations to enter into a license with respect to patents or copyrights included in the Purchased Assets or to pay for a release for patent infringement.

(j)	The Seller has not misused or disclosed or permitted to be misused or disclosed to any Person (other than disclosure to the Seller’s agents, employees or professional advisers) any Confidential Information including any trade secrets, technical expertise, or research data of the Seller relating to the Purchased Assets, except properly and in the ordinary course of business, and on the basis that such disclosure is to be treated as confidential.

(k)	The exercise or utilization of the Purchased Assets, including the design, development, use, distribution, import, manufacture, license, or sale of any part thereof, does not and will not:

(i)	breach, violate, conflict with, infringe, or interfere with any rights or obligations of, or duties owed to, any Person or require payment or consent for the exercise or use of any intellectual property of any Person; or

(ii)	violate any right of any Person (including any intellectual property right and right to privacy or publicity).

(l)	All inventors, authors or other contributors of the Purchased Assets or any part thereof have assigned all of their rights, title and interest in and to the Purchased Assets to the Seller pursuant to written agreements, and where applicable have waived their moral rights in and to such Purchased Assets, through a written agreement.

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(m)	To the Seller’s knowledge, none of the Purchased Assets contains any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair or prevent their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. To the Seller’s knowledge, the Software operates, in all material respects, in accordance with and conform in all material respects to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form.

(n)	Section 4.1(n) of the Disclosure Letter lists all Open Source Materials that the Seller has used in any way in connection with the Purchased Assets and describes: the Open Source Materials title, the title of the commonly published license to which such Open Source Materials is subject, the applicable Purchased Asset, and an indication of whether such Purchased Asset contains, incorporates, links or calls to or otherwise uses any Open Source Materials, and an indication of whether and how the Seller modified the Open Source Materials. Except as specifically disclosed in Section 4.1(n) of the Disclosure Letter, the Seller has not: (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Purchased Assets; (ii) distributed Open Source Materials in conjunction with any Software developed or distributed by the Seller; or (iii) used Open Source Materials that create, or purport to create, obligations for the Seller with respect to any Purchased Assets or grant, or purport to grant, to any third party, any rights or immunities under any Purchased Assets (including using any Open Source Materials that require, as a condition of use or other exploitation of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be disclosed or distributed in source code form, licensed for the purpose of making derivative works or redistributable at no charge or minimal charge).

(o)	There are no judgments, covenants not to sue, permits, grants, franchises, licences, agreements or arrangements relating to the Purchased Assets.

(p)	There are no actions, applications, complaints, claims, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Seller) pending or threatened, by or against or affecting the Purchased Assets, at law or in equity, or before or by any court or other governmental authority, which might adversely affect the ability of the Seller to enter into this Agreement or to consummate the transactions hereunder, nor are there grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(q)	The Seller, in carrying on the Seller’s Business, is not in violation of any applicable law in all material respects.

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(r)	In respect of Taxes, in all material respects:

(i)	the Seller has timely paid in full all Taxes due and payable with respect to the operation of the Seller’s Business and the Purchased Assets when due;

(ii)	the Seller has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws and timely filed all Tax Returns related thereto;

(iii)	the Seller has invoiced, collected, reported and remitted to the applicable taxing authority all Taxes within the time prescribed under applicable laws;

(iv)	there are no audits, examinations, or other legal proceedings relating to any Tax with respect to the operation of the Seller’s Business or the Purchased Assets currently in progress or threatened in writing;

(v)	there are no Encumbrances for Taxes upon any of the Purchased Assets, and no taxing authority is in the process of imposing any Encumbrance for Taxes on any of the Purchased Assets;

(vi)	no failure, if any, of the Seller to duly and timely pay all Taxes, including instalments on account of Taxes for periods (or portions thereof) ending on or prior to the Closing Date, that are due and payable by it, will result in an Encumbrance on the Purchased Assets or any liability whatever in respect of such Taxes to the Buyer;

(vii)	Seller has not waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect, in each case, with respect to the operation of the Seller’s Business or the Purchased Assets; and

(viii)	the Seller covenants to cooperate, as and to the extent reasonably requested by the Buyer, in connection with any audit, litigation, or other proceeding with respect to Taxes, and any reasonable costs incurred by the Seller in providing such cooperation that the Seller is not otherwise responsible for pursuant to Article 8 shall be payable by the Buyer.

(s)	True and complete copies of all (i) documents pertaining to the Intellectual Property, and (ii) other documents identified in any schedule or exhibit to this Agreement have been delivered to the Buyer.

(t)	The representations and warranties of the Seller contained in this Agreement and in any certificate or other material delivered under this Agreement are accurate and complete, and do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. Without restricting the generality of the foregoing, there are no facts known to the Seller which should be disclosed to the Buyer in order to make any of the representations and warranties contained in this Agreement not misleading or which may have a materially adverse affect on the Purchased Assets, and no facts are known to the Seller which may materially adversely affect the Purchased Assets or would operate to prevent the Buyer from using the Purchased Assets to operate its business in the manner in which the Seller has operated the Seller’s Business prior to the date of this Agreement.

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Section 4.2 Representations and Covenants of the Parent and Buyer

Each Buyer Group member hereby represents, warrants and covenants, as applicable, to the Seller, as of the date hereof, as follows and acknowledges that the Seller is relying on the following representations, warranties and covenants in connection with the sale of the Purchased Assets:

(a)	The Buyer is duly incorporated or organized, as the case may be, and validly existing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has not carried on any business activity prior to the date hereof.

(b)	The Parent Shares shall, at the time of their issuance, be validly created, allotted and issued as fully paid and non-assessable shares.

(c)	Each member of the Buyer Group has full right, power and authority to enter into this Agreement and any other agreements, instruments, certificates and documents entered into by the applicable member of the Buyer Group in connection with this Agreement or the transactions contemplated herein, and to consummate the transactions contemplated herein.

(d)	There are no shareholders’ agreements, membership agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership, voting or other rights of any of the Parent Shares.

(e)	The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by each Buyer Group member pursuant to this Agreement, and the completion and performance of the transactions and obligations contemplated by, or contained in, this Agreement, have been duly authorized by all necessary corporate action on the part of each Buyer Group member, and this Agreement has been duly executed and delivered by each Buyer Group member and constitutes a legal, valid and binding obligation of each Buyer Group member enforceable in accordance with its terms.

(f)	No Buyer Group member is under an obligation, contractual or otherwise, to request or obtain any consent or regulatory approval or to give any notice to any governmental authority or other Person:

i.	by virtue of or in connection with the execution, delivery or performance by such Buyer Group member of this Agreement or the completion of the transactions contemplated hereby; or

ii.	to avoid the violation or breach, or any default under, any applicable law.

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(g)	There is no action, suit, proceeding, or investigation pending, or, to the knowledge of each Buyer Group, threatened against or relating to either Buyer Group at law or in equity, or before any government authority, that seeks restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transaction contemplate hereby.

(h)	There are no actions, applications, complaints, claims, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Parent) pending or, to knowledge of the Parent, threatened, by or against or affecting the Equity Consideration, at law or in equity, or before or by any court or other governmental authority, which might adversely affect the ability of the Parent to enter into this Agreement or to consummate the transactions hereunder, nor are there grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(i)	The representations and warranties of the Buyer Group contained in this Agreement and in any certificate or other material delivered under this Agreement are accurate and complete, and to the Buyer Group’s knowledge, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. Without restricting the generality of the foregoing, there are no facts known to the Buyer Group which should be disclosed to the Seller in order to make any of the representations and warranties contained in this Agreement not misleading or which may have a materially adverse affect on the Parent’s Shares, and no facts are known to the Parent which may materially adversely affect the Parent’s Shares.

Article 5 – COVENANTS

Section 5.1 Conduct of Business Before Closing.

During the Interim Period, except as otherwise provided in this Agreement or consented to in writing by the Buyer, the Seller shall: (a) conduct the Seller’s Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current Seller’s Business organization and to preserve the rights, goodwill and relationships of its employees, customers, suppliers, regulators and other Persons having relationships with the Seller’s Business.

Section 5.2 Supplement to the Disclosure Letter.

From time to time before the Closing, the Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Letter with respect to any matter hereafter arising or of which it becomes aware after the date hereof (a "Schedule Supplement"). Any disclosure in such Schedule Supplement shall not be deemed to have cured any inaccuracy in, or breach of, any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights set out in this Agreement or of determining whether or not the conditions set forth in Article 6 have been satisfied.

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Section 5.3 Consents

The Seller shall give notice to all third parties described in Section 4.1(d) of the Disclosure Letter, and shall use commercially reasonable efforts to obtain all consents from all third parties that are described in Section 4.1(d) of the Disclosure Letter.

Section 5.4 Closing Conditions

From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6.

Section 5.5 Public Announcements

Unless otherwise required by applicable law or stock exchange requirements, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.6 Unassignable Assets

To the extent that any of the Purchased Assets are not assignable or transferrable to the Buyer as at the Closing Date (the “Unassignable Assets”), pending the effective transfer of the Unassignable Assets, the Seller shall and will hold the Unassignable Assets in trust for the exclusive benefit of the Buyer as bare trustee and agent, provided that the Buyer will pay, perform and discharge all duties and obligations, and the Buyer shall have all rights, entitlements, benefits, remedies, arising from or accruing with respect to the Unassignable Assets.

Section 5.7 Non-Solicitation

For a period of five (5) years after the Closing Date: (i) the Seller shall not, directly or indirectly, alone or in conjunction with any other Person and in any capacity whatsoever, attempt to solicit any customers or employees of the Buyer Group or attempt to direct any such customer or employee away from the Buyer Group; and (ii) the Buyer Group shall not, directly or indirectly, alone or in conjunction with any other Person and in any capacity whatsoever, attempt to solicit any customers or employees of the Seller or attempt to direct any such customer or employee away from the Seller.

Section 5.8 Confidentiality

The Buyer Group, on the one hand, and the Seller, on the other hand, shall hold and shall use their reasonable commercial efforts to cause their respective representatives to hold in confidence any and all other Party’s Confidential Information, except to the extent that such information: (a) is generally available to and known by the public through no fault of the receiving Party or its representatives, (b) is lawfully acquired by the receiving Party or its representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is required to be disclosed by law. If any Party is compelled to disclose any information by order or by other requirements of law, such Party shall promptly notify the disclosing Party in writing and shall disclose only that portion of such information which such receiving Party is advised by its counsel is legally required to be disclosed, provided that the receiving Party shall use reasonable commercial efforts, at the cost and expense of the disclosing Party, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information if reasonably requested by the disclosing Party. Nothing in this Section 5.8 shall prevent any Party from using any information relating to the Purchased Assets for the purposes of enforcing their rights or complying with their obligations hereunder or defending any claim made by another Party under this Agreement.

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Section 5.9 Non-Disparagement

No Party shall disparage the other Parties or their directors, employees, shareholders, agents or business in any manner likely to be harmful to such other Party or its business, business reputations or personal reputations. Notwithstanding the foregoing, nothing in this Agreement or any other agreement between the Parties prohibits any Party from responding accurately and fully to any request for information or disclosure of documents if required by law, court order, subpoena or other legal process, in any criminal, civil, or regulatory proceeding or investigation, or in any legal dispute between the Parties.

Article 6 – CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of the Buyer Group

The obligations of the Buyer Group to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer Group’s waiver, at or before the Closing, of each of the following conditions:

(1)       The representations and warranties of the Seller set out in Section 4.1 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect.

(2)       The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.

(3)       The Seller shall have delivered to the Buyer Group duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2 and Section 3.4.

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Section 6.2 Conditions to Obligations of the Seller

The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller’s waiver, at or before the Closing, of each of the following conditions:

(1)       The representations and warranties of the Buyer Group set out in Section 4.2 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect.

(2)       The Buyer Group shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.

(3)       The Buyer Group shall have delivered to the Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.3 and Section 3.4.

Article 7 – POST-CLOSING COVENANTS

Section 7.1 Post-Closing IP Action

Where appropriate, as determined by the Buyer Group in its sole discretion, the Buyer will, (a) at its expense, file, prosecute, maintain in good standing and preserve the validity of, any and all existing unfiled, lapsed, or dormant patent applications or invention disclosures, and any and all applications for other intellectual property rights, associated with the Intellectual Property; and (b) file, prosecute, maintain in good standing and preserve the validity of, any and all applications to register intellectual property rights for new developments associated with the Intellectual Property and/or the Purchased Assets (collectively, the “Post-Closing IP Action”). The Seller will execute any and all documents, including confirmation of assignment documents and power of attorney documents, reasonably requested of it by the Buyer Group, and otherwise assist the Buyer in performing the Post-Closing IP Action where required.

Section 7.2 Further Assistance; Transition

(1)       The Parties agree to do such acts, or cause the doing of such acts as are within its power, to provide reasonable technical or other assistance to the other Parties to support the technical transition of the Purchased Assets to the Buyer.

(2)       The Seller and the Buyer Group shall reasonably cooperate in the transition of the Purchased Assets from the Seller to the Buyer, including access to, and use of, any third-party technologies and documentation being used by Seller in connection with Seller’s Business prior to the Closing Date. Such transition services shall be provided to each Party at no cost to the other Party.

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Article 8– SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties

All of representations and warranties contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement, including this Article 8, shall not merge on the closing of the transactions contemplated by the Agreement but shall survive and continue in full force and effect until the date that is two (2) years from the Closing Date, except that:

(a)	the representations and warranties in Section 4.1(f), Section 4.1(i), Section 4.1(j), Section 4.1(k), Section 4.1(l) and Section 4.1(n) shall survive and continue in full force and effect for a period of six (6) years after the Closing Date;

(b)	the representation in Section 4.1(r) shall survive and continue in full force and effect until ninety (90) days after the expiration of the last of the applicable limitation periods contained in the applicable tax legislation or any other applicable law with respect to the Loss in question (such period to include any period extended by any agreement, waiver or arrangement with any governmental authority);

(c)	the obligations of an Indemnifying Party to indemnify and hold harmless an Indemnified Party with respect to any covenants in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing shall survive until fully performed; and

(d)	there is no limitation as to time for claims against a Party based on fraud by that Party in this Agreement.

Section 8.2 Indemnification of the Buyer

The Seller agrees that: (i) if the Seller fails to observe or perform any covenant or obligation, or (ii) if the Seller breaches any representation or warranty, contained in this Agreement, or in any Transaction Documents or other agreement or document delivered pursuant to this Agreement, or (iii) the Buyer shall not assume and shall not be obliged to pay, perform or discharge any liabilities of the Seller which arise or relate to the Seller’s Business or otherwise, including for greater certainty, Indemnified Taxes (collectively, “Retained Liabilities”) and that if the Buyer becomes liable for any Retained Liabilities, the Seller will indemnify and hold harmless the Buyer and its directors, officers and employees from and against any Loss which the Buyer may suffer as a result of that failure.

Section 8.3 Indemnification of the Seller

The Buyer agrees that if it fails to observe or perform any covenant or obligation, or breaches any representation or warranty, contained in this Agreement, or in any Transaction Documents or other agreement or document delivered pursuant to this Agreement, it will indemnify and hold harmless the Seller from and against any Loss which the Seller may suffer as a result of that failure.

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Section 8.4 Limitations on Indemnification Obligations

The rights of the Indemnified Parties to, and the liabilities and obligations of the Indemnifying Parties for, indemnification pursuant to Section 8.2 and Section 8.3, as applicable, are subject to the following limitations:

(1)	Claim Threshold

An Indemnifying Party shall not have any liability or obligation to make any payment for any Loss or otherwise with respect to the matters described in Section 8.2 or Section 8.3, respectively, until the aggregate of all Loss suffered by, imposed upon or asserted against the other Party with respect to such matters exceeds $50,000 (the “Threshold Amount”). Once the total Loss with respect to such matters exceeds the Threshold Amount, the Indemnifying Party shall be fully liable for all such Loss, both below and above the Threshold Amount, up to a maximum amount equal to the total amount of fees paid by the Buyer under this Agreement (taking into account all forms of consideration) (the “Cap”) in the aggregate.

(2)	Exceptions

(a)	Notwithstanding the foregoing, the Threshold Amount and the Cap shall not apply to any indemnifiable Loss suffered by, imposed upon or asserted against an Indemnifying Party: (i) in respect of Taxes, or (ii) resulting from or arising out of fraud, wilful misconduct or intentional misrepresentation of the Indemnifying Party:

(b)	Notwithstanding anything to the contrary contained in this Agreement or otherwise, there shall be no liability or indemnification pursuant to this Agreement for any special or punitive damages.

Section 8.5 Duty to Mitigate

Nothing in this Agreement in any way restricts or limits the general obligation at law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. Notwithstanding the foregoing, an Indemnified Party’s obligation to mitigate any damages shall not require such Indemnified Party to: (i) initiate any action, (ii) assume or incur any material liability or (iii) take any other action that would reasonably be expected to materially disrupt or otherwise materially affect such Indemnified Party’s business.

Section 8.6 Exclusive Remedy

The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be under the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against another Party hereto and their affiliates and each of their respective representatives arising under or based upon any law, except under the indemnification provisions set forth in this Article 8. Nothing in this Section 8.6 shall limit any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled or to seek any remedy on account of any Party’s fraud, criminal activity or wilful misconduct. For certainty, this Section 8.6 shall not apply to any Party’s rights with respect to claims of any nature under or in connection with the Transaction Documents (other than this Agreement).

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Article 9– Termination

Section 9.1 Termination

This Agreement may be terminated at any time before the Closing:

(a)	by mutual written consent of the Seller and the Buyer Group;

(b)	by the Buyer Group by written notice to the Seller if the Buyer Group is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller under this Agreement that would give rise to the failure of any of the conditions specified in Article 6, and such breach, inaccuracy or failure cannot be cured by the Seller by the Outside Date;

(c)	by the Seller by written notice to the Buyer Group if the Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer Group under this Agreement that would give rise to the failure of any of the conditions specified in Article 6, and such breach, inaccuracy or failure cannot be cured by Buyer Group by the Outside Date;

(d)	by the Buyer Group or the Seller, if the Closing has not been consummated on or prior to Outside Date, provided that the right to terminate pursuant to this Section 9.1(d) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(e)	by the Buyer Group or the Seller if:

(i)	there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)	any governmental authority has issued an order restraining or enjoining the transactions contemplated by this Agreement, and such governmental order has become final and non-appealable.

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Section 9.2 Effect of Termination

(a)	In the event of the termination of this Agreement in accordance with this Article 9, this Agreement shall forthwith become terminated and of no further force and effect and there shall be no liability on the part of any Party hereto except:

(i)	as set forth in Section 5.8, Section 5.9, Section 10.2, Section 10.8 and Section 10.12; and

(ii)	that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

Article 10 – GENERAL

Section 10.1 Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to principles of conflicts of law.

Section 10.2 Dispute Resolution

The Parties agree that they will resolve any and all disputes arising out of or relating to this Agreement (each, a “Dispute”) through a binding arbitration procedure (the “Arbitration”) administered by International Centre for Dispute Resolution (ICDR) Canada, in accordance with its Canadian Arbitration Rules. The number of arbitrators shall be one. The place of arbitration shall be the City of Vancouver. The language of arbitration shall be English. Either the Buyer Group or the Seller may send to the other written notice identifying the Dispute and invoking these Arbitration provisions (the “Dispute Notice”). Within fourteen (14) days from delivery of the Dispute Notice, the Parties will make a written application to ICDR Canada for the appointment of a single, impartial third-party arbitrator (the “Arbitrator”) to resolve the Dispute. The Parties will use commercially reasonable efforts and will work in good faith to identify and agree upon an Arbitrator with significant experience in the types of transactions contemplated by this Agreement, either as a practitioner or as a neutral; provided, however, if the Parties fail to mutually select an Arbitrator, the Canadian Arbitration Rules will govern the Arbitrator selection, which shall be completed within thirty (30) days of the written application to ICDR Canada. The Arbitrator shall not have the authority to modify or change any of the terms of this Agreement, except upon the written consent of the Parties. The Arbitrator shall apply the substantive laws of the Province of British Columbia when resolving any Dispute, without regard for any choice or conflict of laws rule or principle that would result in the application of the substantive law of any other jurisdiction. Notwithstanding anything to the contrary in the Canadian Arbitration Rules, the Parties and the Arbitrator shall maintain the confidentiality of the Arbitration award (the “Award”). The Parties further agree that they will not initiate any proceeding in which they will challenge the Award.

Section 10.3 Entire Agreement

This Agreement and the documents to be delivered in connection herewith constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

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Section 10.4 Further Assurances

Each Party will, at that Party’s own cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement.

Section 10.5 Assignment, and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

In the event that written consent is granted for an assignment of this Agreement, the assigning Party shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the assigning Party to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the assigning Party would be required to perform it if no such succession had taken place. No security or guarantee granted pursuant to this Agreement or the Transaction Documents shall be affected by any assignment or succession.

Section 10.6 Independent Legal Advice

The Seller acknowledges having (a) read and understood this Agreement and the rights, obligations and liabilities hereunder, (b) been provided a reasonable opportunity to seek independent legal and other professional advice with respect to this Agreement, and (c) either sought or waived the right to receive such independent advice.

Section 10.7 Rules of Construction

No rule of construction will apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

Section 10.8 Notice

(1)       Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if: (i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent by e-mail, in each case to the applicable address set out below:

(a)	In the case of the Seller:

Shanghai Jihaohe Information Technology Co., Ltd.

No. 7, Lane 270, Maotai Road, Changning District

Shanghai, People’s Republic of China

Attention:	GU YueZhen
E-mail:	[****]

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(b)	In the case of the Parent:

FingerMotion, Inc.

111 Somerset Road, Level 3

Singapore 238164

Attention:	Martin Shen
E-mail:	[****]

(c)	In the case of the Buyer

Shanghai JiuGe Business Management Co., Ltd.

c/o FingerMotion, Inc.

Room 901-902, No. 1027, Changing Road, Changning District

Shanghai, People’s Republic of China, 200050

Attention:	Li Li
E-mail:	[****]

(2)       Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of e-mailing, if e-mailed, provided that such day in either event is a Business Day and the communication is so delivered or e-mailed prior to 5:00 p.m. (recipient time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any party may from time to time change its address under this Section 10.8 by notice to the other party given in the manner provided by this Section.

Section 10.9 Waiver

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the Parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Section 10.10 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.

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Section 10.11 Time

Time shall be of the essence in all respects of this Agreement.

Section 10.12 Announcements.

No press release, public statement or announcement, or other public disclosure with respect to this Agreement or the transactions contemplated hereby may be made except with the prior written consent of the Buyer Group and Seller, or if required by law or a governmental entity. Where the public disclosure is required by law or a governmental entity, the Party or Parties required to make the public disclosure will use its commercially reasonable efforts to obtain the approval of the Buyer Group and the Seller, as applicable, as to the form, nature and extent of the disclosure.

Section 10.13 Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission and those counterparts will together constitute one and the same instrument.

[signature page to immediately follow]

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The Parties have executed and delivered this Agreement as of the dated noted at the beginning of the Agreement.

Shanghai Jihaohe Information Technology Co., Ltd.

By:	/s/ Gu YueZhen
Name: Gu YueZhen
Title: COO

FingerMotion, Inc.

By:	/s/ Martin Shen
Name: Martin Shen
Title: CEO and Director

SHANGHAI JIUGE BUSINESS MANAGEMENT CO., LTD.

By:	/s/ Li Li
Name: Li Li
Title: CEO

-25-	ASSET PURCHASE AGREEMENT

Exhibit A – General Assignment and Bill Of Sale

GENERAL ASSIGNMENT AND BILL OF SALE

This Agreement made as of September 30, 2025 between

SHANGHAI JIUGE BUSINESS MANAGEMENT CO., LTD., a corporation registered in the People’s Republic of China

(the “Buyer”)

and

SHANGHAI JIHAOHE INFORMATION TECHNOLOGY CO., LTD., a corporation registered in the People’s Republic of China

(the “Seller”)

RECITALS

A.	FingerMotion, Inc., the Buyer and the Seller have entered into an asset purchase agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which, inter alia, the Seller has agreed to grant, sell, convey, assign, and transfer to the Buyer, and the Buyer has agreed to purchase and accept, the Purchased Assets from the Seller as of the Closing Date.

B.	The Seller desires to transfer and assign the Purchased Assets to the Buyer and the Buyer desires to accept the sale, transfer, conveyance, assignment and delivery thereof.

FOR VALUE RECEIVED, the parties agree as follows:

1.       Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the Purchase Agreement.

2.       Sale of Purchased Assets. The Seller hereby irrevocably sells, transfers, conveys, assigns and delivers to the Buyer as of the Closing Date all of the Seller’s right, title and interest in, to, under and associated with the Purchased Assets to have and to hold the same unto the Buyer, forever; with the intent that the Buyer shall, immediately after the execution and delivery of this Agreement, have possession of, and may from time to time, and at all times hereafter, peaceably and quietly have, hold, possess and enjoy the Purchased Assets and every part thereof, to and for its own use and benefit, without any manner of hindrance, interruption, molestation, claim or demand whatsoever of, from or by the Seller or any person or persons whomsoever claiming under or through the Seller. The Buyer hereby accepts the sale, transfer, conveyance, assignment and delivery of the Purchased Assets.

3.       Further Assurances. The Seller hereby covenants and agrees to warrant and defend the sale, transfer, conveyance, assignment and delivery of the Purchased Assets hereby made against any and all persons, to take all steps reasonably necessary to establish the record of the Buyer’s title to the Purchased Assets and, at the request of the Buyer from time to time, to promptly execute and deliver all further documents and take all further action to give effect to the provisions and intent of this Agreement.

4.       Governing Law. This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada application therein, without regard to principles of conflicts of law.

5.       Successors and Assigns. This Agreement enures to the benefit of and binds the Parties and their respective successors and permitted assigns.

6.       Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.

7.       Counterparts. This Agreement and other documents to be delivered pursuant to this Agreement may be executed and delivered electronically and in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by electronic transmission and such transmissions shall constitute effective delivery of an executed copy of this Agreement to the receiving Party for all purposes.

8.       Miscellaneous. This Agreement is executed and delivered pursuant to the Purchase Agreement, and is subject to, and shall be construed in accordance with, the Purchase Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall prevail. Nothing contained in this Agreement shall be construed to limit, expand or terminate the representations, warranties, covenants and agreements set forth in the Purchase Agreement.

9.       Time of the Essence. Time shall be of the essence in respect of this Agreement and each of its provisions.

[The remainder of this page is intentionally left blank.]

-27-	BILL OF SALE

The Parties have executed this Agreement as of the date first above written.

SHANGHAI JIHAOHE INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Gu YueZhen
Name: Gu YueZhen
Title: COO

SHANGHAI JIUGE BUSINESS MANAGEMENT CO., LTD.

By:	/s/ Li Li
Name: Li Li
Title: CEO

A-1	ASSET PURCHASE AGREEMENT

Exhibit B – Confirmation of Assignment

B-1	ASSET PURCHASE AGREEMENT

Exhibit C – regulation s investment agreement

C-1	ASSET PURCHASE AGREEMENT